Performance Award

RESONANT INC.

AMENDED AND RESTATED
RESTRICTED STOCK UNIT AGREEMENT
(Performance Award)
RESONANT INC.
AMENDED AND RESTATED
2014 OMNIBUS INCENTIVE PLAN

AMENDED AND RESTATED
NOTICE OF RESTRICTED STOCK UNIT GRANT
(Performance Award)
The Performance-Based Restricted Stock Units (“RSUs”) for 250,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Resonant Inc. (“Resonant” or the “Company”), with an original Grant Date of August 8, 2016 (the “Original RSU”), is amended and restated in its entirety effective June 11, 2019 as follows:

Name of Recipient:	George B. Holmes

Total Number of RSUs:	For 500,000 shares of Common Stock

Value of Stock on Grant Date:	$5.06 per share

Grant Date:	August 8, 2016

Performance Period:	From the Grant Date through the earliest of the date you cease to continuously provide Service to the Company, a Liquidation Event, and September 30, 2022.

Performance Objectives:	Up to the Total Number of RSUs may be earned based on the Company’s stock price achieving specified levels, as set forth more fully in the attached Restricted Stock Unit Agreement.

Vesting of Earned RSUs:
Of the total number of RSUs that have been earned, 50% shall vest on the date the RSUs are earned and the remaining 50% shall vest on September 30, 2022, as set forth more fully in the attached Restricted Stock Unit Agreement.

By your signature and the signature of the Company’s representative below, you and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Resonant Inc. Amended and Restated 2014 Omnibus Incentive Plan, as amended (a copy of which has been provided to you) and the Amended and Restated Restricted Stock Unit Agreement, which is attached hereto, both of which are made a part of this document, and that this Amended and Restated Notice of Restricted Stock Unit Grant and the attached Amended and Restated Restricted Stock Unit Agreement supersede and replace in their entirety the original Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement attached thereto.

Recipient:	Resonant Inc.
By: /s/ George B. Holmes Name: George B. Holmes Date: June 11, 2019	By: /s/ Martin S. McDermut Its: Chief Financial Officer Date: June 11, 2019

RESONANT INC.
AMENDED AND RESTATED
2014 OMNIBUS INCENTIVE PLAN
Amended And Restated
Restricted Stock Unit Agreement
(Performance Award)
1.Terms. Unless provided otherwise in the Amended and Restated Notice of Restricted Stock Unit Grant (“Notice of Grant”), the following standard terms and conditions (“Standard Terms”) apply to Performance-Based Restricted Stock Units (“RSUs”) granted to you under the Resonant Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Plan”). Your Notice of Grant, these Standard Terms and the 2014 Plan constitute the entire understanding between you and Resonant. Capitalized and other terms used herein without definition shall have the meanings ascribed thereto in the 2014 Plan.
2.    Performance Terms. You will be entitled to vest in a number of RSUs that have been earned based on attainment of stock price performance objectives during the Performance Period, determined as follows:
(a)    During the Performance Period, (A) at the end of each calendar quarter or (B) upon an earlier Liquidation Event, the RSUs shall be eligible to become earned based on the Applicable Share Price on the last day of such calendar quarter or on the day of (or paid in connection with) a Liquidation Event, as follows:

Applicable Share Price(1)	RSUs Earned
Less Than or Equal to $5.00	0%
Greater Than or Equal to $20.00	100%
Between $5.00 and $20.00	Linear interpolation applies
(1) As adjusted for stock splits, reverse stock splits and similar matters.
(b)    The number of RSUs that become earned at the end of each calendar quarter or upon an earlier Liquidation Event during the Performance Period shall be the number determined in accordance with the table in Section 2(a) immediately above, less any RSUs earned in prior calendar quarters. See Exhibit A attached hereto for an example.
(c)    Upon expiration of the Performance Period, any RSUs that have not been earned pursuant to Section 2(b) will be cancelled and forfeited.
(d)    “Applicable Share Price” means the average of (1) the average high daily trading price for each trading day during the last month of the applicable calendar quarter and (2) the average low daily trading price for each trading day during the last month of the applicable calendar quarter; provided, however, that Applicable Share Price in the event of a Liquidation Event shall be based on the applicable transaction price.
(e)    “Liquidation Event” means the occurrence of a Change in Control other than as a result of the event described in paragraph (a) of the definition of Change in Control set forth in the 2014 Plan.
3.    Vesting of Earned RSUs.
(a)    Provided that you continuously provide Service (as defined below) to the Company from the Grant Date specified in the Notice of Grant through each vesting date, the RSUs that become earned pursuant to Section 2(b) shall vest and be converted into the right to receive shares of Common Stock as follows: 50% on the date such RSUs become earned, and 50% on September 30, 2022 (the “Deferred Units”). If a vesting date falls on a weekend or any other day on which The Nasdaq Stock Market (“NASDAQ”) is not open, affected RSUs shall vest on the next following NASDAQ business day. You shall be entitled to receive one share of Common Stock for each one RSU that becomes earned and vested.
(b)    For the purposes of these Standard Terms, the term “Service” means service to the Company or any of its Subsidiaries as an Employee, Director or Consultant.
4.    Conversion into Common Stock.
(a)    Shares of Common Stock will be issued or become free of restrictions as soon as practicable following vesting of the earned RSUs, provided that you have satisfied your tax withholding obligations as specified under Section 8 of these Standard Terms and you have completed, signed and returned any documents and taken any additional action that the Committee deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative, in the event of your death or Disablement), and may be effected by recording shares on the stock records of the Company or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Committee. In no event will the Company be obligated to issue a fractional share.
(b)    Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Committee determines that the conversion of an RSU or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.
(c)    Notwithstanding anything to the contrary in these Standard Terms or the applicable Notice of Grant, the Committee may reduce your unvested RSUs if you change your employment classification from a full-time employee to a part-time employee.
(d)    The number of shares of Common Stock into which RSUs convert as specified in the Notice of Grant shall be adjusted for stock splits and similar matters as specified in and pursuant to the 2014 Plan.
5.    Leaves of Absence. For any purpose under these Standard Terms, your Service shall be deemed to continue while you are on a bona fide leave of absence, to the extent required by applicable law. To the extent applicable law does not require such a leave to be deemed to continue your Service such Service shall be deemed to continue if, and only if, expressly provided in writing by the Committee or an executive officer of the Company or Subsidiary for whom you provide Service.
6.    Suspension or Termination of RSUs for Misconduct. If at any time the Committee reasonably believes that you have committed an act of misconduct as described in this Section 6, the Committee may suspend the vesting of your RSUs pending a determination of whether an act of misconduct has been committed. If the Committee determines that you have committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if you make an unauthorized disclosure of any Company trade secret or confidential information, engage in any conduct constituting unfair competition, induce any customer to breach a contract with the Company or induce any principal for whom the Company acts as agent to terminate such agency relationship, all RSUs not vested as of the date the Committee was notified that you may have committed an act of misconduct shall be cancelled and neither you nor any beneficiary shall be entitled to any claim with respect to the RSUs whatsoever. Any determination by the Committee with respect to the foregoing shall be final, conclusive, and binding on all interested parties.
7.    Termination of Service.
(a)    If your Service terminates for any reason, whether voluntarily or involuntarily, including on account of death, disability or retirement, all RSUs that have not been earned pursuant to Section 2(b) and any Deferred Units that have not vested pursuant to Section 3(a) (after giving effect to any acceleration of vesting resulting from such termination of Service) will be cancelled and forfeited on the date of Service termination.
(b)    For purposes of this Section 7, your Service is not deemed terminated if, prior to sixty (60) days after the date of termination of your Service, you are re-engaged by the Company or a Subsidiary on a basis that would make you eligible for future RSU grants, nor would your transfer from the Company to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Company be deemed a termination of your Service. Further, your provision of service as an employee, director or consultant to any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party shall be considered Service for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are specifically designated as providing Service for purposes of this provision.
8.    Tax Withholding.
(a)    To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of vesting of an RSU and, if applicable, any sale of shares of Common Stock. The Company shall not be required to issue or lift any restrictions on shares of Common Stock or to recognize any purported transfer of shares of Common Stock until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to you upon vesting of the RSUs, or to the extent permitted by the Committee, by tendering shares of Common Stock previously acquired.
(b)    You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of any action the Committee or the Company takes or any transaction pursuant to this Section 8 with respect to any tax withholding obligations that arise in connection with your RSUs. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of your RSUs or the subsequent sale of any of the shares of Common Stock underlying your RSUs that vest. The Company does not commit and is under no obligation to administer the Plan in a manner that reduces or eliminates your tax liability.
9.    Transferability; Rights as a Stockholder.
(a)    Unless otherwise provided by the Committee, each RSU shall be transferable only:
(i)    pursuant to your will or upon your death to your beneficiaries;
(ii)    by gift to your Immediate Family (defined below), corporations whose only shareholders are you or members of your Immediate Family, partnerships whose only partners are you or members of your Immediate Family, limited liability companies whose only members are you or members of your Immediate Family, or trusts established solely for the benefit of you or members of your Immediate Family;
(iii)    by gift to a foundation in which you and/or members of your Immediate Family control the management of the foundation’s assets; or
(iv)    for charitable donations;
provided that such permitted assignee shall be bound by and subject to all of the terms and conditions of the Notice of Grant, these Standard Terms and the 2014 Plan relating to the transferred RSUs and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided, further, that you shall remain bound by the terms and conditions of the Notice of Grant, these Standard Terms and the 2014 Plan.
(b)    For purposes of these Standard Terms, “Immediate Family” is defined as your spouse or domestic partner, children, grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings. Any purported assignment, transfer or encumbrance that does not qualify under Section 9(a) above shall be void and unenforceable against the Company. Any RSU transferred by you pursuant to this section shall not be transferable by the recipient except by will or the laws of descent and distribution. The transferability of RSUs is subject to any applicable laws of your country of residence or employment.
(c)    You will have the rights of a stockholder only after shares of Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in these Standard Terms. RSUs shall not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs. RSUs shall remain terminable pursuant to these Standard Terms at all times until they vest and convert into shares. As a condition to having the right to receive shares of Common Stock pursuant to your RSUs, you acknowledge that unvested RSUs shall have no value for purposes of any aspect of your Service relationship with the Company.
10.    Disputes. Any question concerning the interpretation of these Standard Terms, your Notice of Grant, the RSUs or the 2014 Plan, any adjustments required to be made thereunder, and any controversy that may arise under the Standard Terms, your Notice of Grant, the RSUs or the 2014 Plan shall be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding unless determined pursuant to Section 12(g) to have been arbitrary and capricious.
11.    Amendments. The 2014 Plan and RSUs may be amended or altered by the Committee to the extent provided in the 2014 Plan.
12.    Other Matters.
(a)    Any prior agreements, commitments or negotiations concerning the RSUs are superseded by these Standard Terms and your Notice of Grant. You hereby acknowledge that a copy of the 2014 Plan has been made available to you. The grant of RSUs to you in any one year, or at any time, does not obligate the Company or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Company or any Subsidiary might make a grant in any future year or in any given amount.
(b)    RSUs are not part of your Service contract (if any, unless otherwise specified therein), your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.
(c)    Notwithstanding any other provision of these Standard Terms, if any changes in the financial or tax accounting rules applicable to the RSUs covered by these Standard Terms shall occur which, in the sole judgment of the Committee, may have an adverse effect on the reported earnings, assets or liabilities of the Company, the Committee may, in its sole discretion, modify these Standard Terms or cancel and cause a forfeiture with respect to any unvested RSUs at the time of such determination.
(d)    Nothing contained in these Standard Terms creates or implies an employment contract or term of employment upon which you may rely.
(e)    Notwithstanding any provision of these Standard Terms, the Notice of Grant or the 2014 Plan to the contrary, if, at the time of your termination of Service with the Company, you are a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by you pursuant to the RSUs would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the RSUs until the earliest of (A) the date which is six (6) months after your “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 12(e) shall only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the RSUs would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
(f)    Notwithstanding any provision of these Standard Terms, the Notice of Grant or the 2014 Plan to the contrary, if the Company determines, based upon the advice of the tax advisors for the Company, that part or all of the consideration, compensation or benefits to be paid to you pursuant to the RSUs constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times your “base amount,” as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”). In the event of a reduction of the payments that would otherwise be paid to you, then the Company may elect which and how much of any particular entitlement shall be eliminated or reduced and shall notify you promptly of such election; provided, however, that the aggregate reduction shall be no more than as set forth in the preceding sentence of this Section 12(f). Within ten (10) days following such election, the Company shall pay you such amounts as are then due pursuant to the RSUs and shall pay you in the future such amounts as become due pursuant to the RSUs. As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made (“Overpayment”) or that additional payments which are not made by the Company pursuant to this Section 12(f) should have been made (“Underpayment”). In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to you or for your benefit, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(g)    Because these Standard Terms relate to terms and conditions under which you may be issued shares of Common Stock, an essential term of these Standard Terms is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to these Standard Terms or the RSUs granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.
(h)    Copies of the Company’s Annual Report to Stockholders for its latest fiscal year and the Company’s latest quarterly report are available, without charge, at the Company’s business office.
(i)    Any notice required by these Standard Terms shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to you at the address set forth in the records of the Company. Notice shall be addressed to the Company at:

Resonant Inc.
175 Cremona Drive, Suite 200 Goleta, CA 9311 Attention: 2014 Plan Committee

EXHIBIT A
EXAMPLE
Assumptions

•	Maximum Award: 1,000 Performance-Based RSUs

•	Applicable Share Price:

•	Q1 = $5.00

•	Q2 = $8.00

•	Q3 = $6.50

•	Q4 = $9.50
(1)    Q1 Result

•	Applicable Share Price= $5.00; results in 0% of RSUs earned
(2)    Q2 Result

•	Applicable Share Price = $8.00; results in 20% of RSUs earned

o	1,000 RSUs x 20% = 200 RSUs earned

•	Reduced for aggregate RSUs earned in prior quarters

o	200 RSUs - 0 RSUs = 200 net RSUs earned

•	Delivery of RSUs

o	100 RSUs (i.e., 50% of net RSUs earned) paid immediately (less tax withholding)

o	100 RSUs (i.e., 50% of net RSUs earned) deferred to 9/30/22, subject to continued Service
(3)    Q3 Result

•	Applicable Share Price= $6.50; results in 10% of RSUs earned

o	1,000 RSUs x 10% = 100 RSUs earned

•	Reduced for aggregate RSUs earned in prior quarters

o	100 RSUs - 200 RSUs = 0 net RSUs earned
(4)    Q4 Result

•	Applicable Share Price = $9.50; results in 30% of RSUs earned

o	1,000 RSUs x 30% = 300 RSUs earned

•	Reduced for aggregate RSUs earned in prior quarters

o	300 RSUs - 200 RSUs = 100 net RSUs earned

•	Delivery of RSUs

o	50 RSUs (i.e., 50% of net RSUs earned) paid immediately (less tax withholding)

o	50 RSUs (i.e., 50% of net RSUs earned) deferred to 9/30/22, subject to continued Service